Exhibit 99.1

NEWS RELEASE

Investor Relations 301-770-3099 | www.nabi.com

FOR IMMEDIATE RELEASE

Nabi Biopharmaceuticals Closes NicVAX® Option and License Agreement

Rockville, Maryland, March 8, 2010 – Nabi Biopharmaceuticals (NASDAQ: NABI) announced today that the closing requirements set forth in the exclusive option and license agreement for NicVAX® (Nicotine Conjugate Vaccine), dated November 13, 2009 with GlaxoSmithKline Biologicals S.A. (GSK) have been met and the companies have closed the agreement. As a result, Nabi is entitled to receive an upfront payment of $40 million and GSK has been granted an option to exclusively in-license NicVAX on a worldwide basis and a license to develop next-generation nicotine vaccines using Nabi’s intellectual property. In addition, Nabi is eligible to receive up to $460 million in potential option fees and regulatory, development and sales milestones for NicVAX and follow-on nicotine vaccines. Nabi will also receive royalties on global sales of NicVAX should GSK exercise its option, as well as royalties on global sales of next generation nicotine vaccines developed by GSK based on intellectual property licensed from Nabi.

“The closing of this agreement marks the culmination of our strategic alternatives process. We, along with our strategic partner, GSK are fully focused on realizing the significant value of NicVAX through the successful development and commercialization of this product,” said Dr. Raafat Fahim, President and Chief Executive Officer of Nabi Biopharmaceuticals.

About Nabi Biopharmaceuticals

Nabi Biopharmaceuticals leverages its experience and knowledge in powering the immune system to develop products that target serious medical conditions in the areas of nicotine addiction and gram-positive bacterial infections. Nabi Biopharmaceuticals is currently developing NicVAX® (Nicotine Conjugate Vaccine), an innovative and proprietary investigational vaccine for treatment of nicotine addiction and prevention of smoking relapse. The company is headquartered in Rockville, Maryland. For additional information about Nabi Biopharmaceuticals, please visit www.nabi.com.

Forward-Looking Statements

Statements in this release that are not strictly historical are forward-looking statements and include statements about products in development, results and analyses of clinical trials and studies, research and development expenses, cash expenditures, licensure applications and approvals, and alliances and partnerships, among other matters. You can identify these forward-looking statements because they involve our expectations, intentions, beliefs, plans, projections, anticipations, or other characterizations of future events or circumstances. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements as a result of any number of factors. These factors include, but are not limited to, risks relating to our ability to: complete the remaining PentaStaph sale milestones; initiate and conduct clinical trials and studies; raise sufficient new capital resources to fully develop and commercialize our products in development; attract, retain and motivate key employees; collect further milestone and royalty payments under the PhosLo Agreement; obtain regulatory approval for our products in the U.S. or other markets; successfully contract with third party manufacturers for the manufacture and supply of NicVAX; complete the NicVAX regulatory, development and sales milestones; and comply with reporting and payment obligations under government rebate and pricing programs. Some of these factors are more fully discussed, as are other factors, in our Annual Report on Form 10-K for the fiscal year ended December 27, 2009 filed with the Securities and Exchange Commission.

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